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                               UNITED STATES

                     SECURITIES AND EXCHANGE COMMISSION

                           Washington, D.C. 20549


                                 FORM 8-K/A


               CURRENT REPORT PURSUANT TO SECTION 13 OR 15(D) OF
                    THE SECURITIES AND EXCHANGE ACT OF 1934


                        Date of Report: June 11, 1997


                         JACOR COMMUNICATIONS, INC.


                                  DELAWARE
                (State or Other Jurisdiction of Incorporation)


           0-12404                                      31-0978313
    (Commission File No.)                    (IRS Employer Identification No.)


                        50 East RiverCenter Boulevard
                                  12th Floor
                             Covington, KY 41017


                                (606)655-2267


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ITEM 5.    OTHER EVENTS


     On June 12, 1997, Jacor Communications, Inc. (the "Company") announced that its wholly owned subsidiary, Jacor Communications Company ("JCC"), would issue $150 million of ten year senior subordinated notes at 8 3/4% (the "1997
8 3/4% Notes"). The offering of the 1997 8 3/4% Notes was completed on June
17, 1997 in accordance with the provisions of Rule 144A promulgated under the Securities Act of 1933, as amended (the "Securities Act") and pursuant to the Purchase Agreement dated June 11, 1997, by and among JCC, the Company, JCC's subsidiaries (collectively, the "Guarantors"), Donaldson, Lufkin & Jenrette Securities Corporation, Chase Securities Inc. and Merrill Lynch, Pierce, Fenner & Smith Incorporated ("Purchase Agreement"). The 1997 8 3/4% Notes have interest payment dates of June 15 and December 15, commencing on December
15, 1997. The 1997 8 3/4% Notes are guaranteed by the Company and by the Guarantors on a joint and several basis.



     The 1997 8 3/4% Note Indenture contains certain covenants which impose certain limitations and restrictions on the ability of Jacor to incur additional indebtedness, pay dividends or make other distributions, make certain loans and investments, apply the proceeds of asset sales (and use the proceeds thereof), create liens, enter into certain transactions with affiliates, merge, consolidate or transfer substantially all of its assets and make investments in unrestricted subsidiaries.



     If a change of control occurs, JCC will be required to offer to repurchase all outstanding 1997 8 3/4% Notes at a price equal to 101% of their principal amount, plus accrued and unpaid interest, if any, to the date of repurchase. There can be no assurance that JCC will have sufficient funds to purchase all of the 1997 8 3/4% Notes in the event of a change of control offer or that JCC would be able to obtain financing for such purpose on favorable terms, if at all. In addition, the Credit Facility restricts JCC's ability to repurchase the 1997 8 3/4% Notes, including pursuant to a change of control offer. Furthermore, a change of control under the 1997
8 3/4% Note Indenture will result in a default under the Credit Facility.



     As used herein, a "Change of Control" means (i) any merger or consolidation of JCC with or into any person or any sale, transfer or other conveyance, whether direct or indirect, of all or substantially all of any of the assets of JCC, on a consolidated basis, in one transaction or a series of related transactions, if, immediately after giving effect to such transaction(s), any "person" or "group" (as such terms are used for purposes of Sections 13(d) and 14(d) of the Exchange Act, whether or not applicable) (other than an Excluded Person) is or becomes the "beneficial owner," directly or indirectly, of more than 50% of the total voting power in the aggregate normally entitied to vote in the election of directors, managers, or trustees, as applicable, of the transferee(s) or surviving entity or entities, (ii) any "person" or "group" (as such terms are used for purposes of Sections 13(d) and 14(d) of the Exchange Act, whether or not applicable) (other than an Excluded Person) is or becomes the "beneficial owner," directly or indirectly, of more than 50% of the total voting power in the aggregate of all classes of Capital Stock of JCC then outstanding normally entitled to vote in elections of directors, or (iii) during any period of 12 consecutive months after the Issue Date, individuals who at the beginning of any such 12-month period constituted the Board of Directors of JCC (together with any new directors whose election by such Board or whose nomination for election by the shareholders of JCC was approved by a vote of majority of the directors then still in office who were either directors at the beginning of such period or whose election or nomination for election was previously so approved) cease for any reason to constitute a majority of the Board of Directors of JCC then in office.



     The events of default under the 1997 8 3/4% Note Indenture include various events of default customary for such type of agreement, including the failure to pay principal and interest when due on the 1997 8 3/4% Notes, cross defaults on other indebtedness for borrowed monies in excess of $5.0 million (which indebtedness would therefore include the Credit Facility, the LYONs, the 1996 10 1/8% Notes and the 1996 9 3/4% Notes) and certain events of bankruptcy, insolvency and reorganization.



     Pursuant to the Registration Rights Agreement dated June 17, 1997 (the "Registration Rights Agreement"), the Company and the Guarantors have agreed, for the benefit of the holders of the 1997 8 3/4% Notes, that they will use their reasonable best efforts to file on or before September 15, 1997, a registration statement under the Securities Act relating to an exchange offer for the 1997 8 3/4% Notes and the guarantees for new notes which will have terms substantially identical to the 1997 8 3/4% Notes, except that the new notes will not contain transfer restrictions.



     The summary herein of certain provisions of the Purchase Agreement, the 1997 8 3/4% Note Indenture and the Registration Rights Agreement does not purport to be complete and is subject to, and is qualified in its entirety, by reference to, all provisions of such agreements, copies of which are attached as exhibits hereto.


ITEM 7.    FINANCIAL STATEMENTS AND EXHIBITS


      2.1 Purchase Agreement dated June 11, 1997, by and among JCC, the Company, the Subsidiary Guarantors named therein, Donaldson, Lufkin & Jenrette Securities Corporation, Chase Securities Inc. and Merrill Lynch, Pierce, Fenner & Smith Incorporated.



      4.1 Indenture dated June 17, 1997, among JCC, the Company, the Subsidiary Guarantors named therein (the "Subsidy Guarantors") and the Bank of New York for JCC's 8 3/4% Senior Subordinated Notes due 2007 and the Company's and the Subsidiary Guarantors' Guaranty thereof.



      4.2 Registration Rights Agreement dated as of June 17, 1997, among JCC, the Company, the Subsidiary Guarantors named therein, Donaldson, Lufkin & Jenrette Securities Corporation, Chase Securities Inc. and Merrill Lynch, Pierce, Fenner & Smith Incorporated.



     99.1  Press Release dated June 12, 1997*
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       *   Previously filed


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Signatures

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                               JACOR COMMUNICATIONS, INC.




June 26, 1997                  BY: /s/ R. Christopher Weber
                                  -------------------------------------------
                                  R. Christopher Weber, Senior Vice President
                                  and Chief Financial Officer



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